Exhibit 99.1


                InterDigital Receives Final Award in Arbitration
                       Proceeding with Nokia Corporation


           KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--July 1, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced that the Arbitral Tribunal operating under the auspices of the International Court of Arbitration of the International Chamber of Commerce (ICC) has delivered its Final Award in the arbitration proceeding between InterDigital Communications Corporation, InterDigital Technology Corporation (ITC), one of the company's wholly-owned subsidiaries, and Nokia Corporation (Nokia).
The Tribunal has established royalty rates which are applicable to Nokia's sales of covered products for the period beginning January 1, 2002 through December 31, 2006 and reflect Nokia's leading market position. Based on the royalty rates established by the Tribunal, InterDigital estimates that Nokia's royalty obligations for covered infrastructure and handset sales from January 1, 2002 through December
31, 2003 will be approximately $112 million. In addition, InterDigital estimates that royalty obligations for covered infrastructure and handset sales for the period January 1, 2004 through December 31, 2006 will be in the range of $120 million to $140 million depending upon whether Nokia avails itself of a prepayment option for the eighteen month period from July 1, 2005 through December 31, 2006. The above amounts are exclusive of awarded interest, net of any applicable contractual discount and based on Nokia achieving sales volume that entitles Nokia to obtain the lowest applicable royalty rate. Estimates of post-2003 royalty obligations are based on third party and InterDigital's estimates of Nokia's sales of covered products for the applicable periods and InterDigital's assumptions as to market forecasts and Nokia's sales mix, selling prices and market share.
           The Final Award relates to Nokia's royalty obligations on its worldwide sales of 2G GSM/TDMA and 2.5G GSM/GPRS/EDGE products under its existing patent license agreement with ITC. The company expects to recognize revenue associated with the Final Award after all criteria for revenue recognition have been met.
           "We are pleased with the Tribunal's decision," said Harry G. Campagna, InterDigital's Chairman of the Board. "I would like to thank the many talented people both inside InterDigital and outside the company who remained steadfast in their resolve and tireless in their support of this effort."
           William J. Merritt, InterDigital's President and Chief Executive Officer, added, "While Nokia maintained a very aggressive position in this matter, we are hopeful that Nokia will comply with its contractual requirements and pay past and future amounts owed.
Nonetheless, to enforce the ICC's decision, today we filed an action against Nokia in the U.S. District Court for the Southern District of New York."
           InterDigital continues to be a party to an arbitration proceeding with Samsung Electronics Co., Ltd. (Samsung) with the evidentiary hearing scheduled to commence in October 2005. In 2002, Samsung exercised its most favored licensee rights under its patent license agreement with InterDigital and elected to have its royalty obligations be defined by the terms of the Nokia Patent License
Agreement. The company is currently reviewing the impact of the Final
Award on the Samsung patent license agreement, but believes that it should have a significant impact on Samsung's royalty obligations.
           InterDigital will host a conference call on Tuesday, July 5, 2005 at 8:00 a.m. Eastern Daylight Time, to discuss the Final Award and its impact on the Company. To access the conference call within the U.S., please dial 1-800-289-0569. International participants may access the call by dialing 1-913-981-5542. Please dial in to the call by 7:50 a.m. Eastern Daylight Time on July 5, 2005 and ask the operator for the InterDigital conference call.
           InterDigital also will provide access to the call on its web site at: www.interdigital.com. The company encourages participants to take advantage of the Internet option if possible. For the Internet broadcast, click on the microphone icon next to "Live Web Cast" on the Home Page and you will link to the web cast. In preparation for the web cast, InterDigital recommends that you complete the Pre-Event
System Test.
           In addition, a replay of the conference call will be available for one week after completion of the call. To access the recorded replay, dial 1-888-203-1112 and use the confirmation code 1690544.
International participants may access the replay by dialing
1-719-457-0820 and using the confirmation code 1690544. A replay of the conference call also will be available on the company's web site.

           About InterDigital

           InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications.
The company offers technology and product solutions for wireless applications that deliver time-to-market, performance and cost benefits, as well as product differentiation advantages to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com.
InterDigital is a registered trademark of InterDigital Communications
Corporation.

           This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to the receipt, amount and calculation of past and future royalty obligations of Nokia under the Final Award, and the effect of the Final Award on the royalty obligations under the Samsung patent license agreement. Words such as "believe", "expect", "may", "could" or similar expressions are intended to identify such forward-looking statements.

           Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, without limitation, those contained herein and: (i) InterDigital's interpretation of and Nokia's compliance with the Final
Award; (ii) adjustments in the estimated and actual amounts of sales of Nokia covered products derived from InterDigital or third party data or assumptions, or inaccuracies in sales figures supplied during the Nokia arbitration; (iii) the company's application of an available prepayment option; (iv) unanticipated results in enforcement proceedings relating to the Final Award; and (v) application of the terms of the Final Award to the Samsung patent license. InterDigital undertakes no duty to update any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: InterDigital Communications Corporation
             Janet Point, 610-878-7800
             janet.point@interdigital.com